Exhibit 10b
MASCO CORPORATION
NON-EMPLOYEE DIRECTORS EQUITY PROGRAM
UNDER THE 2014 LONG TERM STOCK INCENTIVE PLAN
May 9, 2016

For purposes of the Masco Corporation (the “Company”) Non-Employee Directors Equity Program (the “Program”), an “Eligible Director” is any director of the Company who is not an employee of the Company and who receives a fee for services as a director. Terms not defined herein have the meaning given to them in the Company’s 2014 Long Term Stock Incentive Plan, as amended from time to time (the “Plan”).
Section 1. Restricted Stock Award
(a)Eligibility for Award. On the date of each of the Company’s annual stockholders’ meetings (the “Annual Meeting”), each person who is or becomes an Eligible Director at such meeting and whose service on the Board is expected to continue following such meeting shall be granted an Award of Restricted Stock.

(b)(i)  Amount of Award.  The amount of the Award of Restricted Stock shall be determined by the Board of Directors from time to time, and shall be rounded to the nearest ten Shares and disregarding any retainer provided as compensation for service on a Board committee, or as Chair of a Board committee or the Board (the “Equity Retainer”).  If an Eligible Director begins serving as a director other than as of the date of an Annual Meeting, Awards of Restricted Stock granted hereunder shall be granted on the date of the meeting of the Corporate Governance and Nominating Committee that takes place on or after the date such Eligible Director is first elected or appointed to the Board, and such Awards shall be pro-rated to reflect the partial service provided by such Eligible Director in the period between Annual Meetings.

(ii) Adjustment to Amount or Terms of Award. The Board shall have sole discretion to adjust the amount of the Equity Retainer to be paid in the form of Shares and the terms of any such Award of Shares. Except as the Board may otherwise determine, any increase or decrease in an Eligible Director’s Annual Retainer during a period with respect to which such Eligible Director has already been granted an Award of Restricted Stock shall be implemented by increasing or decreasing the cash portion of such Eligible Director’s annual retainer.
(iii) Limitation on Equity Retainer. Notwithstanding the foregoing or anything to the contrary herein, the maximum Equity Retainer granted to an Eligible Director during the annual director compensation period (as defined in the Plan) shall not exceed the limit set forth in Section 4(b)(ii) of the Plan.
(c)Vesting. Subject to clauses (e) and Section 2 below, each Award of Restricted Stock granted hereunder shall vest with respect to one-third of the Shares underlying such Award (disregarding fractional Shares) on May 15 of each of the three consecutive calendar years following the year in which such Award is granted; provided, however, that if an Award is granted between the Annual Meeting and December 31 pursuant to Section 1(b)(i), the first vesting shall occur on May 15 of the second calendar year following the year in which such Award is granted.

(d)Effective Grant Date. The price of the Shares used in determining the number of Shares subject to an Award of Restricted Stock granted hereunder shall be the fair market value of the Shares as determined by the Board on the effective grant date of such Award; provided that if an Award granted in accordance with Section 1(a) of this Program falls within seven days prior to the release of the Company’s quarterly or annual financial results, then the effective grant date for such Award will be the second market trading day following the date on which such financial results are released.

(e)Voting and Dividends. Each Eligible Director shall be entitled to vote and receive dividends on the Shares subject to the Award of Restricted Stock, but will not be able to obtain a stock certificate or sell, encumber or otherwise transfer such Shares of Restricted Stock except in accordance with the terms of the Plan.
Section 2. Termination of Services as a Director
(a)Retirement. If an Eligible Director’s term of service as a director is terminated by reason of retirement on or after normal retirement age for a director as set forth in the Company’s Corporate Governance Guidelines, the restrictions contained in any Award of Restricted Stock held by such Eligible Director shall continue to lapse in the same manner as if his or her term of service had not terminated.

(b)Death or Disability. If an Eligible Director’s term of service as a director is terminated by reason of death or permanent and total disability or, if following termination or retirement as a director, a former director dies while continuing to

Exhibit 10b
MASCO CORPORATION
NON-EMPLOYEE DIRECTORS EQUITY PROGRAM
UNDER THE 2014 LONG TERM STOCK INCENTIVE PLAN
May 9, 2016

have rights under an Award of Restricted Stock, upon such death or termination by reason of permanent and total disability, the restrictions contained in any such Award of Restricted Stock shall lapse.

(c)Forfeiture.

(i) If an Eligible Director’s term of service as a director terminates for any reason other than as a result of death, permanent and total disability or retirement on or after normal retirement age as set forth in the Company’s Corporate Governance Guidelines, all Shares of Restricted Stock held by such Eligible Director that remain subject to restrictions shall be forfeited and transferred back to the Company on the date of such termination; provided, however, that any Shares of Restricted Stock that remain subject to restrictions but that would have vested on May 15 following such Eligible Director’s termination shall vest pro rata on the date of termination based upon that portion of the year between annual vesting dates in which the termination occurred during which such Eligible Director served as a director.
(ii) Notwithstanding anything to the contrary herein, if, following termination of service as a director for any reason other than death (including due to retirement), an Eligible Director continues to hold Shares of Restricted Stock, the Board, in its sole judgment, may cause all Shares of Restricted Stock that remain subject to restrictions to be forfeited and transferred back to the Company concurrently with, or at any time following, such termination if the Board determines that such former director has engaged in any activity detrimental to the interests of the Company, a subsidiary or an affiliated company.
(d)No Acceleration. The provisions of Section 6(d)(v) of the Plan (“Acceleration”) shall not apply to Awards of Restricted Stock granted to Eligible Directors.
Section 3. Non-Compete Provision
Each Award of Restricted Stock granted hereunder shall contain a provision whereby the Award holder shall agree, in consideration for the Award and regardless of whether restrictions on Shares of Restricted Stock have lapsed, as follows:
(a)    While the holder is a director of the Company and for a period of one year following the later of the last date of vesting of any Shares or the termination of such holder’s term as a director of the Company, other than a termination following a Change in Control, the Award holder shall agree not to engage in, and not to become associated in a “Prohibited Capacity” (as hereinafter defined) with any other entity engaged in, any ‘‘Business Activities” (as hereinafter defined) and not to encourage or assist others in encouraging any employee of the Company or any of its subsidiaries to terminate employment or to become engaged in any such Prohibited Capacity with an entity engaged in any Business Activities. “Business Activities” shall mean the design, development, manufacture, sale, marketing or servicing of any product, or providing of services competitive with the products or services, of the Company or any subsidiary at any time while the Award is outstanding, to the extent that such competitive products or services are distributed or provided either (1) in the same geographic area as are such products or services of the Company or any of its subsidiaries or (2) to any of the same customers as such products or services of the Company or any of its subsidiaries are distributed or provided. “Prohibited Capacity” shall mean being associated with an entity as a director, employee, consultant, investor or in another capacity where (1) confidential business information of the Company or any of its subsidiaries could be used in fulfilling any of the holder’s duties or responsibilities with such other entity, or (2) an investment by the Award holder in such other entity represents more than 1% of such other entity’s capital stock, partnership or other ownership interests.
(b)    Should the Award holder breach any of the restrictions contained in the preceding paragraph, by accepting an Award, the Award holder shall agree, independent of any equitable or legal remedies that the Company may have and without limiting the Company’s right to any other equitable or legal remedies, to pay to the Company in cash immediately upon the demand of the Company (1) the amount of income realized for income tax purposes from the Award, net of all federal, state and other taxes payable on the amount of such income, but only to the extent that such income is realized from restrictions lapsing on Shares or exercises occurring, as the case may be, on or after the termination of the Award holder’s term as a director of the Company or within the two-year period prior to the date of such termination, plus (2) all costs and expenses of the Company in any effort to enforce its rights under this or the preceding paragraph. The Company shall have the right to set off or withhold any amount owed to the Award holder by the Company or any of its subsidiaries or affiliates for any amount owed to the Company by the Award holder hereunder.

Exhibit 10b
MASCO CORPORATION
NON-EMPLOYEE DIRECTORS EQUITY PROGRAM
UNDER THE 2014 LONG TERM STOCK INCENTIVE PLAN
May 9, 2016

Section 4. Termination, Modification or Suspension
The Board may terminate, modify or suspend the Program at any time as it may deem advisable.

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